Exhibit 99.1

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, NY 10901

July 18, 2006
Burt Steinberg

Dear Burt:

This will confirm our agreement with you as follows:

1.       You will continue in your current position with us at your current rate of compensation and existing benefits until July 30, 2006 (the “Effective Date”) and thereafter your employment with The Dress Barn, Inc. (“Dress Barn” or the “Company”) shall terminate, but you will continue to serve as the Executive Director of Dress Barn and you will provide certain consulting services as provided below.

2.      (a) Commencing with the Effective Date, you will serve as a consultant to Dress Barn and will provide us with such consulting services as we may reasonably request from time to time in such manner and at such times as we may mutually agree from time to time. It is expected that you will provide services in your areas of expertise for up to 40 days a year, which may include, without limitation, periodic travel as we may reasonably request, including two trips annually to the Orient.

         (b) Your engagement hereunder shall be as an independent contractor, and not as an employee of Dress Barn. You agree that as an independent contractor, you will have no authority to legally bind Dress Barn, except for merchandise commitments.

3.      (a) In compensation for your consulting services, we will pay you an annual consultant fee of $81,000 per year, payable on a quarterly basis in equal installments. In the event we request services from you in excess of 40 days in any fiscal year of the Company, we will pay you an additional consulting fee of $2,025 per day.

         (b) You acknowledge that you will be solely responsible for any foreign, federal, state or local income or self-employment taxes arising with respect to payments paid or payable hereunder. You also acknowledge that you have no state law workers’ compensation rights or unemployment benefit rights with respect to your services under this agreement or otherwise.

4.       Effective with the Effective Date, you will no longer receive any deferred compensation or other benefits of any kind from Dress Barn, except (i) any vested benefits to which you are entitled under the terms of the applicable plan, (ii) you (and your eligible dependents) will be eligible, at your own expense, to elect to continue Company health benefits for up to 18 months from the Effective Date by electing such coverage under applicable COBRA regulations, and (iii) you and your wife will be entitled to a lifetime merchandise discount of 30% in accordance with the Company’s then-current policy for senior executives.

5.       Except with respect to the March 2006 Grant (as defined below), the termination of your employment and your commencement as a consultant will be considered a termination of employment for purposes of any existing stock options previously granted to you as an employee, which shall be exercisable in accordance with the terms of the original grant. In accordance with terms of the applicable stock option certificate, you acknowledge that your stock option originally granted to you on August 10, 1999, will expire one year after the date of your termination of employment (which constitutes “retirement” for purposes of such option grant). You are also entitled as an outside director of Dress Barn to be granted the options normally provided to outside members of the Board upon their election or re-election. In this regard, this will confirm that on March 8, 2006, you were granted an option to purchase 10,000 shares of the Company’s common stock (prior to the 2-for-1 stock split to option holders of record on March 17, 2006), vesting in three equal annual installments through March 8, 2009 in anticipation that you would become an outside director at the Effective Date (the “March 2006 Grant”). The March 2006 Grant shall remain subject to the terms and conditions of the 2001 Stock Incentive Plan, as amended.

6.       This agreement will continue in effect through July 29, 2007 and thereafter shall remain in effect unless terminated by either party upon 90 days’ prior written notice.

7.       This agreement and the services agreed to hereunder are not assignable by you. This agreement will inure to the benefit and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

8.       This agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws. This agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and will be limited, construed and interpreted in accordance with such intent.

9.       This agreement supersedes all prior agreements or understandings between us and is the exclusive statement of your continuing relationship with Dress Barn.

Please confirm your agreement by countersigning where indicated below.
THE DRESS BARN, INC.
By: /s/ Elliot S. Jaffe
Elliot S. Jaffe
Chairman

AGREED:
/s/ Burt Steinberg
Burt Steinberg